* * * FOR IMMEDIATE RELEASE * * *


FOR: ZIONS FIRST NATIONAL BANK                       ZIONS FIRST NATIONAL BANK
One South Main, Suite 200                            Contact: George Hofmann
Salt Lake City, Utah                                 Tel: 801-594-8170
A. Scott Anderson
President/Chief Executive Officer                    DRAPER BANK
                                                     Contact: Bob Daugherty
                                                     Tel: 801-576-5211
                                                     January 26, 2001


                  ZIONS BANK COMPLETES MERGER WITH DRAPER BANK

SALT LAKE CITY; January 26, 2001 - Zions First National Bank ("Zions Bank"), a subsidiary of Zions Bancorporation (Nasdaq: ZION), today announced that it has completed its merger with Draper Bank. Zions Bank and Draper Bank announced a definitive agreement to merge on November 20, 2000.

Draper Bank is now a part of Zions Bancorporation, and will continue to operate under its present name until the operating systems can be converted and the bank is merged into Zions Bank. This systems conversion is expected to take place in late-February.

"This merger strengthens our presence in the south part of the Salt Lake Valley," said A. Scott Anderson, president and chief executive officer of Zions Bank "We are pleased to welcome the Draper Bank employees and customers to Zions Bank. Each Draper Bank employee has been offered a position within Zions Bank. And, Draper Bank customers will benefit from the increased resources available at Zions Bank, while continuing to receive the same personalized service they have come to expect from Draper Bank."

Bob Daugherty, president and chief executive officer of Draper Bank, said, "Zions Bank was the ideal merger partner for us. The community banking approach that Zions Bank has operated under for more than 125 years is very compatible with our approach to our customers and employees. We are proud to be a part of the Zions Bank family."

Zions Bank is Utah's oldest financial institution, and is the only local bank with a statewide distribution of branches, operating 124 full service branches throughout Utah. Zions Bank also operates 21 full service branches in Idaho, and more than 200 ATMs throughout Utah and Idaho. In addition to a wide range of traditional banking services, Zions offers a comprehensive array of investment, mortgage, and insurance services, and has a network of loan origination offices for small businesses nationwide. Through its subsidiary, Digital Signature Trust, the company is a leader in providing trusted Internet identity credentials. The company is also a leader in providing electronic banking services, including electronic municipal bond trading, and is the only primary government securities dealer headquartered west of the Mississippi River. Founded in 1873, Zions has been serving the communities of the Intermountain West for more than 125 years. Additional information on Zions Bank is available at www.zionsbank.com.

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